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                                                                   Exhibit 10.23


                    SEPARATION AGREEMENT AND GENERAL RELEASE
                    ----------------------------------------


1. I, JON D. SCHOELER ("Employee"), accept the termination of my employment from Gliatech Inc. ("Gliatech") effective 12/31/99 (the "Separation Date"), in accordance with the terms of this Agreement. In accepting the consideration stated in Paragraph 2 below, Employee hereby releases Gliatech and each of its successors, assigns, shareholders, officers, directors, employees, agents and counsel from any and all actions, suits, claims, and demands of any kind, in law or equity, that Employee ever had or now has, by reason of any event, claim, matter, cause or thing, and particularly any claim relating in any way to Employee's employment or the termination of Employee's employment with Gliatech, including without limitation any claim under the Age Discrimination in Employment Act, any claim arising under any federal, state, or local law, and any claim under common law.

2. In full consideration of Employee signing this Separation Agreement and General Release ("Agreement") and the covenants contained herein, Gliatech agrees to the following:

         A. Employee shall be paid a total of ONE HUNDRED SEVENTY THOUSAND DOLLARS ($170,000.00) (representing ONE (1) YEAR of severance pay) (the "Severance Amount"), less all applicable withholding taxes, payable in a lump sum on or before January 31, 2000, plus 1999 bonus of 10% of salary ($17,000.00).

         B. Employee shall be paid for credited but unused vacation time determined as of the Separation Date, with such payment to be made within fifteen days of the Separation Date.

         C. Employee shall be entitled to continuation of medical and dental coverage at Employee's present level of benefits as provided under COBRA, for the period of THREE (3) MONTHS following separation date.

         D. Gliatech will provide Employee with an employee outplacement service with Drake Beam Morin for a period of SIX (6) MONTHS following Employee's termination with Gliatech.

3. Gliatech's obligations hereunder shall terminate in the event Employee breaches any of Employee's obligations under this Agreement.

4. Employee agrees that Employee will maintain the confidentiality of confidential information Employee has received by virtue of Employee's employment with Gliatech and will not use such information or disclose it to any person other than


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         Gliatech. For purposes of this Agreement, confidential information is information which Gliatech endeavors to keep proprietary, including without limitation customer lists, employee lists, rate schedules, underwriting information, the terms of contracts and policies, marketing plans, program designs, trade secrets, proprietary information, and any information provided by a third-party to Gliatech in confidence. Employee agrees that, upon Employee's separation, Employee will return to Gliatech any records in Employee's possession containing confidential information of Gliatech and all records which are the property of Gliatech.

5. Employee acknowledges that the consideration set forth in Paragraph 2 is solely in exchange for the promises in this Agreement and is an amount in excess of any amount to which he is entitled under any law, regulation or company policy, procedure or practice. Employee further acknowledges that such payment does not constitute an admission by Gliatech or the other released parties of liability or of violation of any applicable law or regulation, all of whom deny any liability or alleged violation and state that payment has been made solely for the purpose of compromising any and all actual or potential claims of Employee.

6. Employee may revoke and cancel this Agreement in writing at any time within seven days after Employee's execution of this Agreement by providing notice of revocation to GLIATECH INC., ATTENTION: MONICA THAYER, AT 23420 COMMERCE PARK ROAD, BEACHWOOD, OH 44122. For revocation to be effective, written notice must be received by REGISTERED MAIL no later than the close of business on the seventh day after Employee signs this Agreement. If Employee does so revoke, this Agreement will be null and void and Gliatech shall have no obligation to make the payments provided in Paragraph 2. This Agreement shall not become effective and enforceable until after the expiration of the seven-day revocation period; after such time, if there has been no revocation, this Agreement shall be fully effective and enforceable.

7. Employee agrees that he has had the opportunity to consult counsel, that no deadline of less than 21-days has been imposed upon him to execute this Agreement, and that Employee has had time to read and consider this Agreement before signing it.

8. Employee has read and understands all of the terms of this Agreement and signs this Agreement in exchange for the consideration to be given to Employee. Neither Gliatech nor any of its agents, representatives or employees has made any representations to Employee concerning the terms or effects of this Agreement other than those contained in this Agreement.

9. This Agreement shall be governed and interpreted in accordance with the laws of the State of Ohio.


IN WITNESS WHEREOF, the parties have executed this Agreement this 7 day of December, 1999.

/s/Jon Schoeler                              Gliatech Inc.
----------------------------                 By:/s/Rodney E. Dausch
Jon Schoeler                                    -------------------------------
                                             Name: Rodney E. Dausch
/s/Monica Thayer                             Title: Executive Vice President
----------------------------
Monica Thayer                                /s/Jodi Baldi
Witness                                      -----------------------------------
                                             Jodi Baldi
                                             Witness